Exhibit 99.3

November 9, 2016

Estimated Payment Obligations Pursuant to the Plan

Cure amounts or other obligations of the Debtors or the Reorganized Debtors arising from the assumption of executory contracts or unexpired leases could be material and, if Stone is unsuccessful in challenging such amounts, jeopardize confirmation or the effectiveness of the Plan.

BOEM

Supplemental Bonding Update

As previously reported, on March 21, 2016, the Bureau of Ocean Energy Management (“BOEM”) notified Stone that we no longer qualified for a supplemental bonding waiver under the financial criteria specified in BOEM’s guidance to lessees at that time. In late March 2016, we proposed a tailored plan to BOEM for financial assurances relating to our abandonment obligations, which provides for posting incremental financial assurances in favor of BOEM. On May 13, 2016, we received notice letters from BOEM rescinding its demand for supplemental bonding with the understanding that we will continue to work with BOEM to finalize the implementation of our long-term tailored plan. We have submitted our tailored plan to BOEM and are awaiting its review and approval.

Additionally, on July 14, 2016, BOEM issued a Notice to Lessees (“NTL”) that augments requirements for the posting of additional financial assurances by offshore lessees. The NTL, effective September 12, 2016, does away with the agency’s past practice of waiving supplemental bonding obligations where a company could demonstrate a certain level of financial strength. Instead, BOEM will allow companies to “self-insure,” but only up to 10% of a company’s “tangible net worth.” BOEM tentatively expects to approve or deny tailored plans submitted by lessees on or around September 11, 2017, although extensions may be granted to companies actively working with BOEM to finalize tailored plans. We received a “Self-Insurance” letter from BOEM dated September 30, 2016 stating that we are not eligible to self-insure any of our additional security obligations. We received a “Proposal” letter from BOEM dated October 20, 2016 indicating that additional security will be required and we intend to work with BOEM to adjust our previously submitted tailored plan for the provision of new financial assurances required to be posted as a result of the new NTL. Our revised proposed plan would require approximately $35 million to $40 million of incremental financial assurance or bonding for 2016 through 2017, a portion of which may require cash collateral. Under the revised plan, additional financial assurance would be required for subsequent years. There is no assurance this tailored plan will be approved by BOEM.

Title Defects under the Appalachia PSA

Pursuant to the Purchase and Sale Agreement (“PSA”) covering the Appalachia assets between Stone Energy Corporation and TH Exploration III, Inc. (“TH”), TH has notified Stone that it is asserting certain title defects involving expiring oil and gas leases. Stone has the right to cure the claimed defects by securing new or extended leases on the properties involved, failing which the purchase price will be reduced by approximately $16 million. Should all uncured title defects exceed $10 million, each of Stone and TH will have the right to terminate the Purchase and Sale Agreement.